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                  EXHIBIT 5 - OPINION OF CONYERS DILL & PEARMAN


May 24, 2002



Coastal Caribbean Oils & Minerals Ltd.            Conyers Dill & Pearman
Clarendon House                                   Clarendon House
2 Church Street                                   2 Church Street
Hamilton, HM 11                                   P.O. Box Hm 666
Bermuda                                           Hamilton HM CX
                                                  BERMUDA

                                                  DIRECT LINE: 441 299 4965
                                                  E-MAIL:  Gcollis@cdp.bm

                                                  OUR REF: 320623/21502/CorpDocs
                                                  YOUR REF:


Ladies and Gentlemen:

RE:  REGISTRATION STATEMENT ON FORM S-1 OF COASTAL
     CARIBBEAN OILS & MINERALS LTD.

We have acted as special legal counsel in Bermuda to Coastal Caribbean Oils & Minerals Ltd. (the "Company") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, of the United States of America registering up to 10,867,082 shares (the "Shares") of the Company with a par value of $0.12 per Share.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the Memorandum of Association and the Bye-laws of the Company, minutes of a meeting of the board of directors of the Company held on 9th January 2002 and 22nd May 2002 (the "Minutes") and such other documents and made such inquiries as to the questions of Bermuda law as we have deemed necessary in order to render the opinion set forth below.

         We have assumed:

1. the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents reviewed by us and the authenticity and completeness of the originals from which such copies were taken;

2. the accuracy and completeness of all factual statements and representations made in the Registration Statement and other documents reviewed by us;

3. that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended;

4. that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

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5.       that the Registration Statement has been or will be duly filed with the
         Securities and Exchange Commission;

6.       that there is no improper purpose for the issue of the Shares; and

7.       that due payment will be made for the Shares.

We have made no investigation of and express no opinion in relation to the laws of any country other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purpose set out above and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. the Company is duly incorporated and validly existing under the laws of Bermuda;

2. the authorized capital of the Company is adequate to enable the Shares to be issued; and

3. the Shares will, when issued and paid for in accordance with the Registration Statement, be legally issued and credited as fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

Yours faithfully,


/s/ CONYERS DILL & PEARMAN


CONYERS DILL & PEARMAN